UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2016

NTN BUZZTIME, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

2231 Rutherford Road, Suite 200 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As previously reported, at our annual meeting of stockholders held on June 3, 2016, our stockholders approved an amendment to our restated certificate of incorporation to give effect to, first, a reverse split of our outstanding common stock at an exchange ratio of 1-for-100 and, then, immediately following such reverse split, a forward split of our outstanding common stock at a ratio that is not less than 2-for-1 nor greater than 4-for-1, with the final ratio to be selected by our board of directors in its sole discretion. As also previously reported, our board of directors set the final ratio of the forward split at 2-for-1. We refer to the reverse split and to the forward split, together, as the “reverse/forward split.”

On June 16, 2016 (the “Effective Date”), we filed with the Secretary of State of Delaware the amendment to our restated certificate of incorporation to effect the reverse/forward split. The 1-100 reverse split was effective at 6:00 p.m. Eastern Time on the Effective Date and the 2-for-1 forward split was effective at 6:01 p.m. Eastern Time on the Effective Date. Any fractional share of common stock resulting from the forward split was rounded up to the nearest whole share. Any stockholder who, as of immediately prior to 6:00 p.m. Eastern Time on the Effective Date, held fewer than 100 shares of our common stock in one account and, subsequent to the reverse split, would otherwise have been entitled to less than one full share of our common stock, will receive, instead of the fractional share, a cash payment for each such share held in that account in an amount of $0.12 per share, which is equal to the average of the closing price per share of our common stock on the NYSE MKT over the five trading days immediately before and including the Effective Date.

The Amendment to the Restated Certificate of Incorporation is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Stockholders of record will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Date. The transmittal letter will be accompanied by instructions specifying how to exchange certificate(s), if any, representing the pre-reverse/forward split shares for either (a) a statement of holding, if the stockholder is entitled to post-reverse/forward split shares; or (b) the payment of cash, if the stockholder will be cashed-out in connection with the reverse split. When stockholders submit their certificate(s) representing their pre-reverse/forward split shares, if they are entitled to post-reverse/forward split shares, their post-reverse/forward split shares will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, stockholders will receive a statement of holding that indicates the number of post-reverse/forward split shares owned in book-entry form. We will no longer issue physical stock certificates unless a stockholder makes a specific request for a share certificate representing his or her post-reverse/forward split ownership interest. Stock certificates representing pre-reverse/forward split shares cannot be used for either transfers or deliveries made on the NYSE MKT; thus, stockholders must exchange those certificates in order to effect transfers or deliveries of their post-reverse/forward split shares on the NYSE MKT.

We expect that stockholders who hold their shares as beneficial owners will have their holdings electronically adjusted by their brokers or other organization that holds their shares in “street name” for their benefit to give effect to the reverse/forward split or, if applicable, cashed-out in the same manner as stockholders of record.

Further disclosure regarding the reverse/forward split is contained in our definitive proxy statement previously filed with the U.S. Securities and Exchange Commission on April 22, 2016.

Item 8.01. Other Events

In connection with the reverse/forward split discussed in Item 5.03 above, we have adopted a new form of certificate to evidence our common stock following the reverse/forward split. Such form of certificate bears the CUSIP number assigned to our common stock after the Effective Date (CUSIP 629410606) and is filed as Exhibit 4.1 hereto. However, as discussed above, post-reverse/forward split shares of our common stock will be held electronically in book-entry form and stockholders will receive a statement of holding instead of a stock certificate unless a stockholder makes a specific request for a certificate.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to the Restated Certificate of Incorporation of NTN Buzztime, Inc
4.1	Form of certificate of common stock of NTN Buzztime, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: June 17, 2016	By:	/s/ Allen Wolff
Allen Wolff Chief Financial Officer

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